As filed with the Securities and Exchange Commission on July 8, 2004

Registration No. 333-114778

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONIC FOUNDRY, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	39-1783372
(State of Incorporation)	(I.R.S. Employer Identification No.)

222 West Washington Avenue

Suite 775

Madison, WI 53703

(608) 443-1600

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

RIMAS BUINEVICIUS

Chairman and Chief Executive Officer

222 West Washington Avenue

Suite 775

Madison, WI 53703

(608) 443-1600

(Name, address, including zip code, and

telephone number, including area code,

of agent for service)

Copies to:

Frederick H. Kopko, Jr., Esq.

McBreen & Kopko

20 N. Wacker Dr., Suite 2520

Chicago, IL 60606

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.01 par value	522,500	(1)	$0.73	(2)	$381,425	$48.33

(1)	Represents the number of shares of common stock issuable upon exercise of certain warrants.
(2)	Average weighted exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

SONIC FOUNDRY, INC.

522,500 Shares of Common Stock, Par Value $.01 per Share

This prospectus is part of a registration statement that covers 522,500 shares of our Common Stock (the “Shares”), which may be issued upon exercise of certain warrants. These Shares may be offered and sold from time to time by certain of our stockholders (the “Selling Stockholders”). We will not receive any of the proceeds from the sale of the Shares.

The Selling Stockholders may sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See “Plan of Distribution”. Each Selling Stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “SOFO”. On June 30, 2004, the closing price of our Common Stock was $1.70 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 7, 2004

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. Our corporate website is http://www.sonicfoundry.com. Electronic access to our filings is available at the Investor Information section of the website.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Sonic Foundry, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

•	All of our filings pursuant to the Exchange Act after the date of the filing of the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations, 222 West Washington Avenue, Suite 775, Madison, WI 53703, Telephone (608) 443-1600.

FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words “believes”, “anticipates”, “plans”, “expects”, “may”, “will”, “would”, “intends”, “estimates” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.

SUMMARY OF THE BUSINESS

Company Overview

Sonic Foundry, Inc. is in the business of developing automated rich-media application software and systems (our “Media Systems” business). The Media Systems business was formed in October 2001, when our wholly-owned subsidiary, Sonic Foundry Systems Group, Inc. acquired the assets and assumed certain liabilities of MediaSite, Inc. (“MediaSite”). Our internally developed software code, coupled with our acquired systems technology, includes advanced publishing tools and media access technologies operating across multiple digital delivery platforms to significantly enhance a host of enterprise-based media applications. Our solutions are based on unique and, in some cases, patented technologies that enhance media communications through the extensive use of rich-media, defined as a media element that combine graphics, text, video, audio and metadata in a single data file. Our technology evolved from a four-year Carnegie Mellon University research effort funded by major government (DARPA, NSF, NASA) and private organizations (CNN, Intel, Boeing, Microsoft, Motorola, Bell Atlantic). The core products include MediaSite Live (“MSL”) a web presentation and webcasting system and Publisher, a software product for creating accessible and searchable rich media presentations.

Sonic Foundry, Inc., the parent company of our Media Systems business, was founded in 1991, incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. Our executive offices are located at 222 West Washington Ave., Suite 775, Madison, Wisconsin 53703 and our telephone number is (608) 443-1600. Our corporate website is http://www.sonicfoundry.com. Electronic access to our SEC filings is available at the “Investor Information” section of our website.

RISK FACTORS

WE HAVE NO MEANINGFUL OPERATING HISTORY IN OUR MEDIA SYSTEMS BUSINESS ON WHICH TO EVALUATE OUR BUSINESS OR PROSPECTS.

We have only been engaged in our media systems business since October 2001. Accordingly, there is no significant business history on which you can base an evaluation of our systems business and its prospects. Our systems business must therefore be evaluated in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and evolving markets. These risks include the following with respect to our systems business:

•	substantial dependence on systems with only limited market acceptance;

•	need to develop sales and support organizations;

•	competition;

•	need to manage changing operations;

•	reliance on strategic relationships;

•	customer concentration; and

•	dependence on hardware suppliers and reduced gross margins associated with bundled systems.

WE ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE.

For the fiscal year ended September 30, 2003, the systems business had a gross margin of just $376,000 on revenues of $1.3 million with which to cover sales, marketing, research, development and general administrative costs. Our sales, marketing, research, development and general administrative costs are a large multiple of the revenues from our orders, due partly to the expense of developing leads and relatively long sales cycles involved in selling products that are not yet considered “mainstream” technology investments. For the year ended September 30, 2003, those expenses were over 6 times our total revenues. Although we expect our operating losses as a multiple of revenues to decline significantly in the near future, we expect them to continue to exceed our gross margins for the foreseeable future and we may never achieve profitability.

WE MAY NOT EARN REVENUES SUFFICIENT TO REMAIN IN BUSINESS.

Our ability to generate revenue has been significantly reduced following the sale of our Desktop Software business that previously comprised approximately 65 percent of our revenue and the sale of our Media Services business which previously comprised approximately 37 percent of our revenues. Our ability to become profitable depends on whether we can sell our systems for more than it costs to produce and support them. Our future sales also need to provide sufficient margin to support our ongoing operating activities. The success of our revenue model will depend upon many factors including:

•	Our ability to develop and market our systems software operations;

•	The extent to which consumers and businesses use our systems; and

•	Our ability to price our offerings in order to give us adequate margin.

Because of the recession in the technology market, the early stage of our Media Systems business, and the evolving nature of our business, we cannot predict whether our revenue model will prove to be viable, whether demand for our systems will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. Our stock prices and business viability is dependent upon our ability to grow our revenues and manage our costs.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IF WE DO NOT QUICKLY BECOME PROFITABLE.

Our cash used in operating activities was approximately $4.1 million for the year ended September 30, 2003. Based on our cash balance at September 30, 2003 of $12.6 million, we anticipate having sufficient working capital for at least the next twelve months. However, if we do not become profitable or our losses increase, we may need additional capital. If we require additional financing, the terms of such financing may heavily dilute the ownership interests of current investors and cause our stock price to fall significantly or we may not be able to secure financing upon acceptable terms at all.

WE HAVE ALLOCATED SIGNIFICANT PRODUCT DEVELOPMENT, SALES AND MARKETING RESOURCES TOWARD THE DEPLOYMENT OF OUR MEDIA SYSTEMS PRODUCTS. WE FACE A NUMBER OF RISKS THAT MAY IMPEDE MARKET ACCEPTABLE OF THESE PRODUCTS AND SUCH RISKS MAY ULTIMATELY PROVE OUR BUSINESS MODEL INVALID, THEREBY HURTING OUR FINANCIAL RESULTS.

We have invested significant resources into developing and marketing our media systems products and do not know whether our business model and strategy will be successful. The market for these products is in a relatively early stage and one of our key assumptions about the market is that digital video will continue to develop as a more relevant communication medium. We cannot predict how the market for our media systems products will develop, and part of our strategic challenge will be to convince enterprise customers of the productivity, improved communications, cost savings and other benefits of our media systems products. Our future revenues and revenue growth rates will depend in large part on our success in delivering these products effectively and creating market acceptance for these products. If we fail to do so, our products will not achieve widespread market acceptance, and we may not generate significant revenues to offset our development and sales and marketing costs, which will hurt our business. Additionally, our future success will continue to depend upon our ability to develop new products or product enhancements that address future needs of our target markets and to respond to these changing standards and practices.

In addition, resources may be required to fund development of our media systems products’ feature-sets beyond what we have planned due to unanticipated marketplace demands. We may determine that we are unable to fund these additional feature-sets due to financial constraints and may halt the development of a product at a stage that the marketplace perceives as immature. We may also encounter that the marketplace for a media system product is not as robust as we had expected and we may react to this by leaving the development of a product at an early stage or combining key features of one or more of our media systems products into a single product. Either of these product development scenarios may impede market acceptance of any of our media systems products and therefore hurt our financial results.

THE LENGTH OF OUR SALES AND DEPLOYMENT CYCLE IS UNCERTAIN, WHICH MAY CAUSE OUR REVENUES AND OPERATING RESULT TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND YEAR TO YEAR.

During our sales cycle, we spend considerable time and expense providing information to prospective customers about the use and benefits of our products without generating corresponding revenues. Our expense levels are relatively fixed in the short-term and based in part on our expectations of future revenues. Therefore, any delay in our sales cycle could cause significant variations in our operating results, particularly because a relatively small number of customer orders represent a large portion of our revenues.

We anticipate that some of our largest sources of revenues will be government entities and large corporations that often require long testing and approval processes before making a decision to license our products. In general, the process of selling our systems to a potential customer may involve lengthy negotiations. As a result, we anticipate that our sales cycle will be unpredictable. Our sales cycle will also be subject to delays as a result of customer-specific factors over which we have little or no control, including budgetary constraints and internal approval procedures.

Our Media Systems products are aimed toward a broadened business user base within our key markets. These products are relatively early in their product life cycles and we are relatively inexperienced with their sales cycle. We cannot predict how the market for our Media Systems products will develop and part of our strategic challenge will be to convince targeted users of the productivity, improved communications, cost savings and other benefits. Accordingly, it is likely that delays in our sales cycles with these Media Systems products will occur and this could cause significant variations in our operating results.

OUR REVENUES MAY BE HARMED IF GENERAL ECONOMIC CONDITIONS DO NOT IMPROVE.

Our revenues are dependent on the health of the economy (in particular, the robustness of information technology spending) and the growth of our customers and potential future customers. The economic environment has not been favorable to companies involved in information technology infrastructure for several quarters. In addition, conflicts with countries such as Iraq create a great deal of uncertainty for business and this uncertainty generally results in businesses delaying investments in such areas as information technology. If the economic trend continues, our customers and potential customers may continue to delay or reduce their spending on our software and service solutions. When economic conditions for information technology products weaken, sales cycles for sales of software products and related services tend to lengthen and companies’ information technology and business until budgets tend to be reduced. Although we believe that economic conditions have improved somewhat over the past few months, if the economy weakens again or the conflict with Iraq or other countries worsens, our revenues could suffer and our stock price could decline.

THERE IS A GREAT DEAL OF COMPETITION IN THE MARKET FOR SYSTEMS SOFTWARE, WHICH COULD LOWER THE DEMAND FOR OUR SYSTEMS SOFTWARE.

The market for digital media systems is relatively new, and we face competition from other companies that provide digital media applications. Companies, like Webex, Placeware (Microsoft), and Raindance offer collaboration and web conferencing applications, while Microsoft, Macromedia and Accordent provide authoring capability and other competitors such as Autonomy offer an enterprise approach to webcasting that attempts to sell a full rich media database and indexing system on top of the webcasting solution. If one of these alternative approaches are received more favorably in the marketplace, a new approach or technology is developed or an existing or new competitor markets more effectively than us or we otherwise do not compete effectively, our business will be harmed. In addition, the more successful we are in the emerging market for media systems, the more competitors are likely to emerge, including turnkey media application; streaming media platform developers; digital music infrastructure providers; and digital media applications service providers (including for digital musical subscription). Many of our competitors have far greater financial resources than we do, and could easily overtake the marketplace and severely harm our business. We may also face competition from foreign suppliers and competition from CMS or education IT companies.

The presence of these competitors could reduce the demand for our systems, and we may not have the financial resources to compete successfully.

DUE TO OUR LICENSE AGREEMENT WITH CARNEGIE MELLON UNIVERSITY, WE MAY FACE COMPETITION IN OUR PUBLISHER(TM) PRODUCT AND WE MAY LOSE THE ABILITY TO SELL THAT PRODUCT IN THE FUTURE.

Our Publisher(TM) product, is based in part on licensed technology from Carnegie Mellon. As part of our acquisition of MediaSite’s assets in October 2001, we acquired a nonexclusive license to use certain technology in that product and negotiated an exclusive license (the “License Agreement”) as to certain competitors. Because the exclusivity is limited to a defined list of competitors, a risk exists that Carnegie Mellon could license the technology to another party that is not currently a named competitor, but could become competitive with us. Moreover, if the License Agreement were to terminate before the underlying patents expired, we would lose the ability to sell the products covered by the License Agreement.

WE LACK PERSONNEL TO GROW OUR CURRENT BUSINESS.

Due to the start-up nature of our business and the need to manage cash flow, we currently do not have a sufficient number of employees to grow our business. Our engineering staff is currently attempting to respond to the many demands to add features to our systems offering. Also, our sales staff is currently attempting to identify appropriate customer targets. Our failure to respond to engineering and sales needs by either adding additional personnel or by efficiently allocating existing personnel will harm our business.

OUR DISTRIBUTION CHANNELS ARE NEW AND UNPROVEN.

Audio/visual distributors have not committed to our systems product. The product is complicated, and sales difficult to achieve. In addition, Tandberg and Polycom, two prominent distributors, may displace us with a competitive offering, leaving us the need to find a new distribution source. If we cannot set up an efficient distribution channel, our business could be harmed.

THE TECHNOLOGY UNDERLYING OUR PRODUCTS, SERVICES AND SYSTEMS IS COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION, RESULTS IN PRODUCT LIABILITY OR DECREASE MARKET ACCEPTANCE OF OUR SYSTEMS.

The technology underlying our systems products is complex and includes software that is internally developed, software licensed from third parties and hardware purchased from third parties. These products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover defects that affect our current or new applications or enhancements until after they are sold. Any defects in our systems could:

•	Damage our reputation;

•	Cause our customers to initiate product liability suits against us;

•	Increase our product development resources;

•	Cause us to lose sales; and

•	Delay market acceptance of our products.

Our errors and omissions coverage may not be sufficient to cover our complete liability exposure.

MANY POTENTIAL CUSTOMERS MAY NOT RESPOND TO OUR WINDOWS-BASED OPERATING SYSTEM OR OUR CONTENT VIEWING AND STREAMING FORMATS.

The streaming format and security features found in MSL are based to a large extent on Microsoft technology and Windows Media. The combination of our engineering work and the utilization of Microsoft’s technology platform allow us to deliver this end to end content creation engine and develop further technologies in as rapid a fashion as possible. However, certain customers have been requiring other streaming formats, third party browser support, or third party operating system support. Likewise, Microsoft’s server solutions are typically viewed as great middle market products, but aren’t used in mission critical large enterprise deployments. Our inability to respond to customer requests for different operating systems, content viewing and streaming formats may harm our business.

IF WE ARE VIEWED ONLY AS COMMODITY SUPPLIERS, OUR MARGINS AND VALUATIONS WILL SHRINK.

We need to provide value-added services in order to become less of a commodity supplier. This entails building long-term customer relationships. If we fail to do so, our margins will shrink, and our stock may become less valued to investors.

SERIAL BUYING MAY FAIL TO MATERIALIZE.

We need to sell multiple units to educational and corporate institutions in order to become profitable. We have not yet adequately addressed a strategy to do so.

OUR SECURITY SYSTEMS MAY NOT BE ADEQUATE.

Hacking is an endemic problem in the software industry. We need to provide protection against hackers, and we may not be able to do so. Our failure to provide protection against hackers may harm our business.

IF OTHER PARTIES BRING INFRINGEMENT OR OTHER CLAIMS AGAINST US, WE MAY INCUR SIGNIFICANT COSTS OR LOSE CUSTOMERS.

Other companies may obtain patents or other proprietary rights that would limit our ability to conduct our business and could assert that our technologies infringe their proprietary rights. We could incur substantial costs to defend any litigation, and intellectual property litigation could force us to cease using key technology, obtain a license, or redesign our products. In particular, claims are currently being made by holders of patents against learning institutions using modern streaming in their curriculum. We could be subject to similar claims, which could harm our business.

AN INVESTMENT IN OUR COMMON STOCK IS RISKY BECAUSE THE PRICE OF OUR STOCK HAS BEEN VOLATILE AND WE COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET.

Our common stock price, like that of many companies in the Internet industry, has been and may continue to be extremely volatile, and there is a risk we could be delisted from the Nasdaq National Market. The market price of our common stock has been and may continue to be subject to significant fluctuations as a result of variations in our quarterly operating results and volatility in the financial markets. Our stock has traded below $1.00 within the last year, and we received notice from the NASDAQ National Market that we need to comply with the requirements for continued listing on the NASDAQ National Market or be delisted, although we have demonstrated compliance and the hearing file was closed. If our stock trades below $1.00 for 30 consecutive business days, we may receive notice from the Nasdaq National Market that we need to comply with the requirements for continued listing on the Nasdaq National Market within 90 calendar days from such notification or be delisted. If our stock is delisted from the Nasdaq National Market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. Additionally, our stock may be subject to “penny stock” regulations. If our common stock were subject to “penny stock” regulations, which apply to certain equity securities not traded on the Nasdaq National Market which have a market price of less than $5.00 per share, subject to limited exceptions, additional disclosure would be required by broker-dealers in connection with any trades involving such penny stock.

EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS WILL RESULT IN FURTHER DILUTION.

The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders, and may reduce the trading price for our common stock.

As of March 31, 2004, we had outstanding options and warrants to acquire 6,584,702 shares of common stock, 955,380 of which are subject to future vesting. Included in the foregoing are 4,192,656 options which have been granted under our 1995 Employee Stock Option Plan, our 1999 Non-Qualified Stock Option Plan and our Non-Employee Director Stock Option Plan, 3,237,276 of which are immediately exercisable.

To the extent that these stock options or warrants are exercised, the dilution to the interests of our stockholders and you as an investor will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercise of these options or warrants, or even the potential of their exercise may have an adverse effect on the trading price and market for our common stock. The holders of our options or our warrants are likely to exercise them, at times when the market price of the common stock exceeds the exercise price of the securities. Accordingly, the issuance of shares of common stock upon exercise of the options and warrants will likely result in dilution of the equity represented by the then outstanding shares of common stock held by other stockholders. Holders of our options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to us than the exercise terms provided by these options and warrants.

RECENTLY ENACTED AND PROPOSED CHANGES IN SECURITIES LAWS AND REGULATIONS WILL INCREASE OUR COSTS.

The Sarbanes-Oxley Act (“the Act”) of 2002 that became law in July 2002 requires changes in some of our corporate governance and securities disclosure and/or compliance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects, in addition to rule proposals already made. We believe these developments will increase our legal and accounting compliance costs. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot reliably estimate the timing or magnitude of additional costs we will incur as a result of the Act or other, related legislation.

WE MAY NEED TO MAKE ACQUISITIONS OR FORM STRATEGIC ALLIANCES OR PARTNERSHIPS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET, AND POTENTIAL FUTURE ACQUISITIONS, STRATEGIC ALLIANCES OR PARTNERSHIPS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

We may acquire or form strategic alliances or partnerships with other businesses in the future in order to remain competitive or to acquire new technologies. As a result of these acquisitions, strategic alliances or partnerships, we may need to integrate products, technologies, widely dispersed operations and distinct corporate cultures. The products, services or technologies of the acquired companies may need to be altered or redesigned in order to be made compatible with our software products and services, or the software architecture of our customers. These integrations efforts may not succeed or may distract our management from operating our existing business. Our failure to successfully manage future acquisitions, strategic alliances or partnerships could seriously harm our operating results. In addition, our stockholders would be diluted if we finance the acquisition, strategic alliances or partnerships by incurring convertible debt or issuing equity securities.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD LOWER OUR STOCK PRICE.

Sales of a substantial number of shares of common stock in the public market, including 3.6 million shares issued to the former stockholders of MediaSite, Inc., which we registered in 2002 and 3.1 million shares held by Curtis Palmer, a former co-founder of the Company, which we registered earlier this year, or the perception that these sales may occur, could adversely affect the market price of the common stock by potentially introducing a large number of sellers of our common stock into a market in which the common stock price is already volatile, thus driving the common stock price down. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

PROVISIONS OF OUR CHARTER DOCUMENTS AND MARYLAND LAW COULD ALSO DISCOURAGE AN ACQUISITION OF OUR COMPANY THAT WOULD BENEFIT OUR STOCKHOLDERS.

Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, event if a change in control would benefit our stockholders. Our articles of incorporation authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote upon the retention of only one or two of our seven directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with “interested stockholders.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders; all proceeds will go to the Selling Stockholders.

MARKET FOR COMMON EQUITY, DIVIDEND POLICY, AND RELATED

STOCKHOLDER MATTERS

The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on or the NASDAQ National Market under the symbol “SOFO”. Price per share data and share data set forth below and otherwise in this prospectus reflect a two-for-one stock split distributed to stockholders of record on April 7, 2000.

	High	Low
Fiscal Year Ended September 30, 2001
First Quarter	8.94	0.91
Second Quarter	6.00	1.25
Third Quarter	2.59	1.13
Fourth Quarter	2.40	1.10

Year Ended September 30, 2002
First Quarter	4.44	1.00
Second Quarter	3.27	2.04
Third Quarter	2.57	1.14
Fourth Quarter	1.40	0.56

Fiscal Year Ending September 30, 2003
First Quarter	0.90	0.10
Second Quarter	0.60	0.32
Third Quarter	1.45	0.27
Fourth Quarter	2.74	0.72

Fiscal Year Ending September 30, 2004
First Quarter	2.72	1.70
Second Quarter	2.68	1.81
Third Quarter	2.51	1.20

The last traded price on June 30, 2004 for our common stock was $1.70. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

The Company has not paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future.

At April 7, 2004 there were 490 common stockholders of record. Many shares are held by brokers and other institutions on behalf of stockholders and are therefore not included in these numbers.

SELLING STOCKHOLDERS

This Prospectus covers the 522,500 shares issuable upon exercise of certain warrants held by the Selling Stockholders.

The following table sets forth certain information as of April 20, 2004 with respect to the Selling Stockholders.

BENEFICIAL OWNERS	NUMBER OF COMMON SHARES BENEFICIALLY OWNED PRIOR TO OFFERING (1)	NUMBER OF SHARES OF COMMON STOCK INCLUDED IN OFFERING	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER OFFERING (2)
WARRANT HOLDERS
Strategic Growth International, Inc. (3)	400,000	400,000	0
Ron Gillies (4) (5)	22,500	22,500	0
John Rehfeld (4) (6)	20,000	20,000	0
Kevin Dahill (4) (7)	5,000	5,000	0
Tom Miller (4) (8)	2,500	2,500	0
George Weathersby (4) (7)	5,000	5,000	0
Tech Par Group (7) (9)	5,000	5,000	0
Larry Janis (4) (8)	2,500	2,500	0
Woo Song (4) (7)	5,000	5,000	0
Steve Horwitz (4) (10)	2,500	2,500	0
Tom Scott (4) (10)	2,500	2,500	0
Catapult PR-IR, Inc. (11)	50,000	50,000	0

TOTAL	522,500	522,500	0

(1)	Assumes exercise of all warrants.
(2)	Assumes all stock registered hereby is sold in the Offering. Following the Offering, none of the selling stockholders will not beneficially own more than 1% of our total common stock outstanding.
(3)	The Registrant issued one warrant to Strategic Growth International, Inc. It was issued on March 24, 2003 and was exercisable to purchase 400,000 shares at $0.50 per share. The warrant is exercisable for three years from the date of issuance. The warrant was issued in consideration for investor relation services. Strategic Growth International, Inc. is owned by Richard Cooper and Stanley Altschuler.
(4)	Warrants issued in connection with services rendered by the referenced warrant holders who are members of the Company’s advisory board.

(5)	The Registrant issued two warrants to Mr. Gillies. The first warrant was issued on January 7, 2003, and was exercisable to purchase 20,000 shares at $0.48 per share. The second warrant was issued on March 11, 2004 and was exercisable to purchase 2,500 shares at $2.22 per share. Each warrant is exercisable for five years from the date of issuance.
(6)	The Registrant issued one warrant to Mr. Rehfeld. It was issued on January 7, 2003, and was exercisable to purchase 20,000 shares at $0.48 per share. The warrant is exercisable for five years from the date of issuance.
(7)	The Registrant issued two warrants to each of Mr. Dahill, Mr. Weathersby, Mr. Song and the Teach Par Group. The first warrants were issued on December 11, 2003, and were each exercisable to purchase 2,500 shares at $1.81 per share. The second warrants were issued on March 11, 2004, and were each exercisable to purchase 2,500 shares at $2.22 per share. All of these warrants are exercisable for five years from the date of issuance.
(8)	The Registrant issued one warrant to Mr. Miller. It was issued on December 11, 2003, and was exercisable to purchase 2,500 shares at $1.81 per share. The warrant is exercisable for five years from the date of issuance.
(9)	Bob Mantin, who is a member of the Company’s advisory board, assigned his rights to receive warrants issued in connection with services rendered for the Company’s advisory board to Tech Par Group. Tech Par Group is owned by Bob Mankin.
(10)	The Registrant issued a warrant to each of Mr. Horwitz and Mr. Scott. The warrants were issued on March 11, 2004, and were each exercisable to purchase 2,500 shares at $2.22 per share. Each of the warrants is exercisable for five years from the date of issuance.
(11)	The Registrant issued a warrant to Catapult PR – IR, Inc. It was issued on February 2, 2004, and was exercisable to purchase 50,000 shares at $1.91 per share. The warrant is exercisable for three years from the date of issuance. The warrant was issued in consideration for public relations services. Catapult PR – IR, Inc. is owned by Guy Murrel and Terri Douglas.

PLAN OF DISTRIBUTION

Resales of the Shares by the Selling Stockholders may be made on the Nasdaq National Market, in the over-the-counter market, in private transactions, or in a combination of such methods of sale. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Stockholders may effect such transactions by selling some or all of the Shares through broker-dealers who may act solely as agent and or may acquire Shares as principal or in one or more underwritten offerings on a firm commitment or best efforts basis. Sales of shares may also be made pursuant to Rule 144 under the Securities Act of 1933, as amended. To the extent required under the Securities Act of 1933, as amended, the aggregate amount of Selling Stockholders’ Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder’s and/or purchasers of Selling Stockholders’ Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

From time to time the Selling Stockholders may transfer, pledge, donate or assign his Shares to lenders or others and each of those persons will be deemed to be a “Selling Stockholder” for purposes of this prospectus. The number of Shares beneficially owned by the Selling Stockholder who so transfers, pledges, donates or assigns will decrease as and when he take such actions. The plan of distribution for Selling Stockholders’ Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledges, donees or other successors will be deemed Selling Stockholders hereunder.

The Selling Stockholders may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver Shares in connection with these trades. Selling Stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Stockholders, including, without limitation, in connection with distributions of the Shares by such broker-dealers.

The Selling Stockholders may pledge their Shares to their broker under the margin provisions of customer agreements. If the Selling Stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

LEGAL MATTERS

The legality of the issuance of the Shares offered in this prospectus will be passed upon for the Company by McBreen & Kopko, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 183,192 shares of our Common Stock and has options and warrants to purchase 220,000 shares of our Common Stock.

EXPERTS

The consolidated financial statements of Sonic Foundry, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION CONTAINED ONLY IN PROSPECTUS

We have not authorized anyone to give information beyond what is set forth in this prospectus. Sales of the Shares described in this prospectus are not directed at anyone in any jurisdiction in which an offer or solicitation of such securities is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct as of the date of this prospectus. Neither delivery of this prospectus nor any sale made pursuant to this prospectus shall imply that the information contained in this prospectus is correct as of any time after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$48
Legal fees and expenses (estimated)	15,000
Accounting fees and expenses (estimated)	8,000

Total	$23,048

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services;

•	or in the case of any criminal proceeding, the directors had reasonable cause to believe that the act or omission was unlawful.

In addition, our Bylaws require us to indemnify each person who is or was, a director, officer, employee or agent of ours to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise. We may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, we carry director and officer liability insurance.

In connection with this offering, certain of the Selling Stockholders have agreed to indemnify us, our directors and officers and each such person who controls us, against any and all liability arising from inaccurate information provided to us by the Selling Stockholders and contained herein.

Item 16. Exhibits.

Exhibit Number	Description of Document

4.1(1)	Amended and Restated Articles of Incorporation.

4.2(1)	Amended and Restated By-Laws.

4.3(1)	Specimen Common Stock Certificate.

5.1(2)	Opinion of McBreen & Kopko, regarding the legality of the securities.

10.1(2)	Warrant Agreement (Strategic Growth International, Inc.)

10.2(2)	Form of Warrant Agreement with Advisory Board members dated January 7, 2003

10.3(2)	Form of Warrant Agreement with Advisory Board members dated December 11, 2003

10.4(2)	Form of Warrant Agreement with Advisory Board members dated March 11, 2004

10.5(2)	Warrant Agreement (Catapult PR-IR, Inc.)

23.1(2)	Consent of McBreen & Kopko (see Exhibit 5.1).

23.2(3)	Consent of Ernst & Young LLP.

24.1(2)	Power of Attorney

(1)	Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.
(2)	Incorporated by reference from Registration Statement no. 333-114778, filed on April 23, 2004.
(3)	Filed herewith.

Item 17. Undertakings.

1. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on July 8, 2004.

SONIC FOUNDRY, INC.

By:	/s/ Rimas Buinevicius
Rimas P. Buinevicius, Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
Date

/s/ Rimas P. Buinevicius Rimas P. Buinevicius July 8, 2004	Chief Executive Officer and Chairman

/s/ *Kenneth A. Minor Monty R. Schmidt July 8, 2004	President and Director

/s/ Kenneth A. Minor Kenneth A. Minor July 8, 2004	Chief Financial Officer and Secretary

/s/ Frederick H. Kopko, Jr. Frederick H. Kopko, Jr. July 8, 2004	Director

/s/ *Kenneth A. Minor Arnold B. Pollard July 8, 2004	Director

/s/ *Kenneth A. Minor David C. Kleinman July 8, 2004	Director

/s/ *Kenneth A. Minor Gary R. Weis July 8, 2004	Director

/s/ *Kenneth A. Minor Paul S. Peercy July 8, 2004	Director

*	Pursuant to Power of Attorney

Exhibit Index

Exhibit Number	Description of Document

4.1(1)	Amended and Restated Articles of Incorporation.

4.2(1)	Amended and Restated By-Laws.

4.3(1)	Specimen Common Stock Certificate.

5.1(2)	Opinion of McBreen & Kopko, regarding the legality of the securities.

10.1(2)	Warrant Agreement (Strategic Growth International, Inc.)

10.2(2)	Form of Warrant Agreement with Advisory Board members dated January 7, 2003.

10.3(2)	Form of Warrant Agreement with Advisory Board members dated December 11, 2003

10.4(2)	Form of Warrant Agreement with Advisory Board members dated March 11, 2004

10.5(2)	Warrant Agreement (Catapult PR-IR, Inc.)

23.1(2)	Consent of McBreen & Kopko (see Exhibit 5.1).

23.2(3)	Consent of Ernst & Young LLP.

24.1(2)	Power of Attorney

(1)	Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.
(2)	Incorporated by reference from Registration Statement no. 333-114778 filed on April 23, 2004
(3)	Filed herewith.